  Exhibit 99.1

PRESS RELEASE

TEGO CYBER TO PRESENT AT ACCESS TO GIVING VIRTUAL CONFERENCE ON JULY 15, 2021, AT 3:00 PM ET

LAS VEGAS, NV, July 12, 2021/ACCESSWIRE/ -- Tego Cyber Inc. (OTCQB:TGCB), an emerging developer of proactive cyber threat intelligence applications and solutions, today announced that Shannon Wilkinson, Chief Executive Officer and Chief Financial Officer of Tego Cyber will present at the Access to Giving Virtual Conference which is being held virtually on July 13th - 15th, 2021.

Presentation Details
Date: Thursday, July 15, 2021
Time: 3:00 p.m. ET
Link: https://www.webcaster4.com/Webcast/Page/2744/41967

To learn more about the event or to schedule a one-on-one meeting with Tego Cyber’s management, please visit https://www.accesstogiving.com/ or email angie.goertz@issuerdirect.com.

About Access to Giving
Access to Giving is the first-of-its-kind virtual investor conference and will be held July 13th - 15th, 2021. Companies will have the opportunity to tell their story and conduct 1x1's with qualified investors for charity. 100% of monies raised through donations for 1x1 meetings will be given to causes that are focused on financial literacy and financial education.

About Tego Cyber Inc.
Tego Cyber Inc. (OTCQB:TGCB, “the Company”) was created to capitalize on the emerging cyber threat intelligence market. The Company has developed a cyber threat intelligence application that integrates with top end security platforms to gather, analyze, then proactively identify threats to an enterprise network. The Tego Threat Intelligence Platform (TTIP) takes in vetted and curated threat data and after utilizing a proprietary process, the platform compiles, analyzes, and then delivers that data to an enterprise network in a format that is timely, informative, and relevant. The threat data provides additional context including specific details needed to identify and counteract threats so that security teams can spend less time searching for disparate information. The first version of the TTIP will integrate with the widely accepted SPLUNK platform to provide real-time threat intelligence to macro enterprises using the SPLUNK architecture. The Company plans on developing future versions of the TTIP for integration with other established SIEM systems and platforms including: Elastic, IBM QRadar, AT&T Cybersecurity, Exabeam, and Google Chronical. For more information, please visit www.tegocyber.com.

Forward-Looking Statements
The statements contained in this press release, those which are not purely historical or which depend upon future events, may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future constitute forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements because of various factors. All forward-looking statements included in this press release are based on information available to the Company on the date hereof and the Company assumes no obligation to update any such forward-looking statement. Prospective investors should also consult the risks factors described from time to time in the Company's Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders.

Contact:
Tego Cyber Inc.
8565 S Eastern Avenue, Suite 150
Las Vegas, Nevada 89123
USA
Tel: 855-939-0100 (North America)
Tel: 725-726-7840 x 705 (Europe)
Email: info@tegocyber.com
Web: tegocyber.com
Facebook: facebook.com/tegocyber
LinkedIn: linkedin.com/company/tegocyber
Twitter: twitter.com/tegocyber

Investor Relations:
Crescendo Communications, LLC
Tel: 212-671-1020
Email: TGCB@crescendo-ir.com

8565 S. Eastern Avenue, Suite 150 Las Vegas, NV 89123 | tegocyber.com | +1 855 939-0100